SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

Solicitation/Recommendation Statement

Under Section 14(d)(4) of the Securities Exchange Act of 1934

Meru Networks, Inc.

(Name of Subject Company)

Meru Networks, Inc.

(Name of Persons Filing Statement)

Common Stock, par value $0.0005 per share

(Title of Class of Securities)

59047Q103

(CUSIP Number of Class of Securities)

Dr. Bami Bastani

President and Chief Executive Officer

894 Ross Drive

Sunnyvale, California 94089

(408) 215-5300

(Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

Copies to:

Alan B. Kalin

James J. Masetti

Heidi E Mayon

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover St

Palo Alto, CA 94304

(650) 233-4500

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Item 1.01 of the Current Report on Form 8-K filed by Meru Networks, Inc. on May 27, 2015 (including all exhibits attached thereto) is incorporated herein by reference.